Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Kenneth Julian 717.730.3683 kjulian@harsco.com

FOR IMMEDIATE RELEASE

Harsco Corporation Announces WITHDRAWAL OF
PROPOSED PUBLIC OFFERING OF $250 million of Senior Notes
AND TERMINATION OF TENDER OFFER FOR ANY AND ALL OF ITS 2.700% SENIOR NOTES DUE 2015

CAMP HILL, PA (June 5, 2015) . . . Harsco Corporation (NYSE: HSC) (the “Company”) today announced that it has withdrawn its previously announced public offering of $250 million aggregate principal amount of senior notes due 2020 (the “Notes”) in response to market conditions.

As a result of its decision not to proceed with its senior notes offering, the Company also announced today that it has terminated its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 2.700% Senior Notes due 2015 (the “2015 Notes”). Any of the 2015 Notes that have been tendered will be promptly returned to the holders thereof. The Company continues to have adequate liquidity of approximately $400 million.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Tender Offer was being made solely pursuant to the Offer to Purchase dated as of June 1, 2015, the related Letter of Transmittal and the Notice of Guaranteed Delivery, as amended by this press release, which set forth the complete terms of the Tender Offer.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the terms of the offering and the Notes and the use of proceeds from the offering, and the tender offer, that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those reflected in the forward-looking statements. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. There are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including, without limitation, those set forth in the risk factors listed from time to time in our reports filed with the SEC. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

About Harsco Corporation
Harsco’s diversified services and engineered products serve major industries that are fundamental to worldwide economic progress, including steel and metals production, railways and energy. Harsco’s common stock is a component of the S&P MidCap 400 Index and the Russell 2000 Index.

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